Issuer Free Writing Prospectus dated March 25, 2024

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Relating to Preliminary Prospectus dated March 20, 2024

Registration Statement No. 333-271474

Issuer Free Writing Prospectus dated March 25, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated March 20, 2024 Registration Statement No. 333 - 271474 WORK Medical Technology Group LTD Investor Presentation March 2024

Free Writing Prospectus Statement This free writing prospectus (the “presentation”) relates to the proposed public offering of ordinary shares, par value $ 0 . 0005 per share (“Ordinary Shares”) of WORK Medical Technology Group LTD (“the Company,” “we, ” “us, ” or “our . ”) and should be read together with the registration statement on Form F - 1 , as amended (File No . 333 - 2714744 ) (the “Registration Statement”) we filed with the U . S . Securities and Exchange Commission (the “SEC”) on March 20 , 2024 for the offering to which this presentation relates and may be accessed through the following web link : https://www.sec.gov/Archives/edgar/data/1929783/000121390024024354/ea0200911 - 03.htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in that Registration Statement including the risk factors described therein and other documents the Company has filed with the SEC for more complete information about the Company and this offering . Investors should rely upon the prospectus and any relevant free writing prospectus for complete details . You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Univest Securities, Inc . at + 1 - 212 - 343 - 8888 , or via email : info@univest . us or contact WORK Medical Technology Group LTD via email : ir@workmedtech . com . You may also access the Company’s most recent preliminary prospectus dated March 20 , 2024 , as filed with the SEC on the same date by visiting EDGAR on the SEC website at : www . sec . gov . 2

Forward - Looking Statement This presentation contains forward - looking statements, including those listed under “Risk Factors” in the Registration Statement, which may cause our actual results, performance or achievements to be materially different from those expressed or implied therein . You can identify some of these statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions . We have based these statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs . These statements include statements relating to : the expected or potential impact of the COVID - 19 pandemic, and the related responses of the government, consumers, and the Company, on the PRC subsidiaries’ and our business, financial condition and results of operations ; our dependence on introducing new products on a timely basis ; our dependence on growth in the demand for the PRC subsidiaries’ products ; the PRC subsidiaries’ ability to effectively manage inventories ; the PRC subsidiaries’ ability to compete effectively ; the PRC subsidiaries’ ability to successfully manage the capacity expansion and allocation in response to changing industry and market conditions ; implementation of our expansion plans and our ability to obtain capital resources for our planned growth ; the PRC subsidiaries’ ability to acquire sufficient raw materials and key components and obtain equipment and services from their suppliers in suitable quantity and quality ; our dependence on key personnel ; the PRC subsidiaries’ ability to expand into new businesses, industries, or geographic locations and to undertake mergers, acquisitions, investments, or divestments ; changes in technology and competing products ; general economic and political conditions, including those related to the medical device industry ; possible disruptions in commercial activities caused by events such as natural disasters and terrorist activity ; fluctuations in foreign currency exchange rates ; and other factors in the “Risk Factors” section in the Registration Statement . These statements are subject to various and significant risks and uncertainties, including those which are beyond our or the PRC subsidiaries’ control . Although we believe that our expectations expressed in these statements are reasonable, our expectations may later be found to be incorrect . The statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should thoroughly read this presentation and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect . We qualify all of our forward - looking statements by these cautionary statements . We disclaim any obligation to update our forward - looking statements, except as required by law . This presentation contains certain data and information that we obtained from various Chinese government and private publications, including industry data and information from publicly available information, market research reports, and industry publications and surveys . Although we believe such information to be accurate, we have not independently verified the data from these sources . Statistical data in these publications also include projections based on a number of assumptions . In addition, the new and rapidly changing nature of the medical device industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry . Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions . You should not place undue reliance on these statements . 3

Preliminary Offering Summary WORK Medical Technology Group LTD Issuer Ordinary Shares Securities Initial Public Offering Offering Type Nasdaq Capital Market: WOK Proposed Listing/Symbol 2,000,000 Ordinary Shares, plus up to an additional 300,000 Ordinary Shares, if the underwriter exercises its over - allotment option Ordinary Shares Offered $4.00 to $5.00 per Ordinary Share Offering Price $9.00 million (based upon an assumed initial offering price of $4.50 per Ordinary Share, which is the midpoint of the estimated initial public offering price range) (or approximately $10.35 million assuming the underwriter exercises its over - allotment option in full) Gross Proceeds 20.00% for upgrading production equipment and increasing production capacity 30.00% for developing masks, other medical consumables and medical devices 10.00% for patent purchases 10.00% for product marketing 30.00% for working capital and other general corporate purposes Use of Proceeds Univest Securities, LLC Underwriter 4 See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Corporate Structure


LWY GROUP LTD
British Virgin Islands, 2022
(1)
Other Minority Shareholders
(2)
HJZ GROUP LTD
British Virgin Islands, 2022
SANYOU NO.1 GROUP LTD
British Virgin Islands, 2022
JPY GROUP LTD
British Virgin Islands, 2022
Public Shareholders
50.00%/42.23%
25.00%/21.11%
11.48%/9.70%
7.78%/6.57%
5.74%/4.85%
0%/15.54%
Pre-IPO%/Post-IPO%
WORK Medical Technology Group LTD
"Work Cayman"
Cayman,2022
100.00%
Outside the PRC
WORK Medical Technology Group Limited
"Work BVI"
British Virgin Islands, 2022
100.00%
WORK Medical Technology Group (China) Limited
"Work Medical Technology"
Hong Kong, 2022
100.00%
Work Age (Hangzhou) Medical Treatment Technology Co., Ltd.
"Work Age"
Hangzhou, 2022
100.00%
Inside the PRC
Work (Hangzhou) Medical Treatment Technology Co., Ltd.
"Work Hangzhou"
Hangzhou, 2021
Baiming Yu
Liwei Zhang
51.00%
100.00%
95.00%
3.35%
1.65%
Jun Ma
24.00%
Jianyuan Lu
20.00%
Shanghai Saitumofei Medical Treatment Technology Co., Ltd.
"Shanghai Saitumofei"
Shanghai, 2019(3)
Hangzhou Woli Medical Treatment Techonogy Co., Ltd.
"Hangzhou Woli"
Hangzhou, 2022
Hangzhou Shanyou Medical Equipment Co., Ltd.
"Hangzhou Shanyou"
Hangzhou, 2022(4)
Hangzhou Shunshunxin Material Technology Co., Ltd.
51.00%
5.00%
100.00%
Shanghai Aikerui Medical Technology Co., Ltd.
Hunan Saitumofei Medical Treatment Technology Co., Ltd.
"Hunan Saitumofei"
Changsha, 2021
100.00%
60.00%
49.00%
Shanghai Chuqiang Medical Equipment Co., Ltd.
"Shanghai Chuqiang"
Shanghai, 2018
25.00%
Cheng Peng
Xiuwen Zhang
Zhengyan He
10.00%
Hangzhou Hanshi Medical Equipment Co., Ltd.
"Hangzhou Hanshi"
Hangzhou, 2019(5)
5.00%
Hnagzhou Youshunhe Technology Co., Ltd.
"Hangzhou Youshuhe"
Hangzhou, 2023

Notes: (1) Represents 6,250,000 Ordinary Shares held by Baiming Yu, the 100.00% owner of LWY Group LTD, as of the date of this presentation.
(2) Represents an aggregate of 3,125,000 Ordinary Shares held by 5 shareholders of Work Cayman, namely SANYOU NO.2 Group LTD, YQJ GROUP LTD, ZHF GROUP LTD, ZLW GROUP LTD, and ZXH GROUP LTD, each one of which entities holds 5.00% of our Ordinary Shares before this offering, and 4.22% of our Ordinary Shares immediately after this offering.
(3) The remaining shareholders of Shanghai Saitumofei are Jun Ma, Jianyuan Lu, and Shanghai Aikerui Medical Technology Co., Ltd., who own 24.00%, 20.00% and 5.00% shares of Shanghai Saitumofei, respectively.
(4) Our Chief Operating Officer, Baiming Yu, owns 3.75% shares of Hangzhou Shanyou, and his spouse, Liwei Zhang, owns 1.35% shares of Hangzhou Shanyou, as of the date of this presentation.
(5) The remaining shareholders of Hangzhou Hanshi are Cheng Peng, Xiuwen Zhang and Zhengyan He, who own 25.00%, 10.00% and 5.00% of shares of Hangzhou Hanshi, respectively.

See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Company Overview We are a supplier of medical devices in China. We develop and manufacture Class I and II medical devices and sell Class I and II disposable medical devices through operating subsidiaries in China. Our mission is to become a world - leading manufacturer of medical devices, and we are committed to providing professional and reliable medical devices to the world. Note: (1) As of September 30, 2023. (2) In 2023. (3) As of the date of this presentation. Class I medical devices shall refer to those devices with low degree of risk and whose safety and effectiveness can be ensured through routine administration. Class II medical devices shall refer to those devices with medium degree of risk and whose safety and effectiveness shall be strictly controlled and administered. 6 See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 1,054 Customers (1) 21 Medical Devices in Product Portfolio (1) 17 Products Registered with the FDA (2) 30 + Countries Coverage (1) 16 Registered Trademarks (3) 42 Registered Patents in China (3) 34 Provincial Level Administrative Regions of China Coverage (1) 15 Products are sold internationally (3)

Company Overview Shanghai Saitumofei Medical Treatment Technology Co., Ltd. focuses on the research and development of Class II and III medical devices, and biological and medical technology Research and Development Core Production Base and Domestic and Overseas Sales Chemical Products Sales Medical Devices Sales Hunan Saitumofei Medical Treatment Technology Co., Ltd. focuses on the research and development of Class I, II and III medical devices Hangzhou Shanyou Medical Equipment Co., Ltd. • mainly manufactures and sells Class I and II medical devices • focuses on manufacturing and sales of hygiene products and disposable medical supplies Hangzhou Woli Medical Treatment Technology Co., Ltd. focuses on the sales of chemical products Hangzhou Hanshi Medical Equipment Co., Ltd. mainly focuses on the sales of Class II medical devices. Shanghai Chuqiang Medical Equipment Co., Ltd. mainly focuses on the sales of Class II medical devices. Sales department receives orders Purchasing department Manufacturing/assembly purchases raw materials and process is conduced under components the supervision of the quality Products Packaging Products Inspection Deliver to the Customers Step 2 Step 3 Step 4 Step 5 Step 6 Manufacturing Step 1 Operation Entities control team See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 7

Products • We have a total of 21 medical devices in our product portfolio. • All of them are sold domestically and 15 of them are sold internationally. Our select products are as follows: Select Products Product in Pipeline Visualized Prostatic Dilatation Catheter • Hangzhou Shanyou received the Medical Device Registration Certificate on October 11, 2023, which enables Hangzhou Shanyou to manufacture the product. Class I Class II Artery Compression Tourniquets 8 and effectiveness shall be strictly controlled and administered. See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Intubating Stylets Guedel Airways Endotracheal Tube Holders Disposable Breathing Circuits Laryngoscope Blades Anesthesia Masks Laryngeal Mask Airways FFP2 Masks Medical Face Masks Endotracheal Tubes Anesthetic Kit Face Masks Note: As of September 30, 2023. Class I medical devices shall refer to those devices with low degree of risk and whose safety and effectiveness can be ensured through routine administration. Class II medical devices shall refer to those devices with medium degree of risk and whose safety

Customers Direct End - user Customer • 140 direct end - user customers from hospitals, pharmacies, medical institutions Our 1,054 Customers Domestic Distributor Customer • 892 domestic distributor customers • Cover 34 provincial - level administrative regions in China Export Distributor Customer • 22 export distributor customers • Cover Asia, Africa, Europe, North America, South America and Oceania 9 Note: All the numbers are as of September 30, 2023 . See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Quality Control Process Flow Diagrams The Quality Control Management System Earned Quality - related Manufacturing Designations Our quality control management system comprehensively covers all manufacturing processes: • Raw Materials Inspection • Production Check • Product Examination • Specifying technological parameters and critical parts for quality control • Quality examiners will inspect the production process, to confirm if the production strictly follows the diagrams CE Certificate FDA Registration Issue date: 9/MAY/2020 Cert. No.: R20200521 Executive Director Riomavix S.L. Calle de Almansa 55, 1D, Madrid 28039 Spain CERTIFICATE OF NOTIFICATION Thisisato certifythat, according to the Regulation (EU) 2017 / 745 , Riom avix S . L . perform ed all notifiction duties and responsibi lities as the European Au thorized Re presentative : MANUFACTURER : Hangzhou Shanyou Medical Equipment Co . , Ltd ADDRESS : No . 138 , Louta Development Zone, Guancun Village, Louta Town, Xiaoshan District, Hangzhou, Zhejiang 311266 , China The m anufacturerhasprovided Riom avix S . L . with allthe appropriate declaration according to the European Council Regulation (EU) 2017 / 745 including the EC Declaration of Conform ity confirm ing that its m edical device, as stipulated here below, is fulfilling the essential requirem entsofthe European CouncilRegulation (EU) 2017 / 745 . Devices: 1 - Medical Face Mask 2 - Surgical aFace Mask Classifiction: I W here the m anufactureraffix the CE m ark to the device listed theym ustensure thatallthe essentialrequirem entsofEuropean CouncilRegulation (EU) 2017/745 are m et. The notification ofabovem entioned device hasbeen com pleted bythe European Authorized Representative in Spain. The Spain Com petentAuthorityisnotifed ofthe m anufacture sdevice and hasallocated registration. The registration num berisRPS/745/2020 ZERTIFIKAT CERTIFICATE СЕРТИФИКАТ CERTIFICADO CERTIFICAT EC Certificate 10 See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Investment Highlights Deep Understanding of the Industry Cost - effective Masks Customized and Multifunctional Masks 11 See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Wide Distribution Network

Industry Overview Growth Rate of Medical Device Market Size of China and the World 2012 - 2025 0.00% 5.00% 10.00% 15.00% 20.00% 25.00% 30.00% 35.00% 2012 2018 2024E 2013 2014 2015 2016 2017 Growth Rate of Global Medical Devices Market Size 2019 2020 2021 2022 2023E Growth Rate of Medical Devices Market Size of China 2025 E 12 Source: iResearch, 2023 China’s Medical Device Industry Development Status and Benchmarking Enterprise Research Report See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Industry Overview Forecast of Sales Size of Seven Largest Medical Device Markets in 2030 3,050 13 Source: KPMG, Medical Device Industry 2030 Outlook See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. 2,050 550 520 450 400 300 United States China France Germany India Japan United Kingdom US$100 million

Industry Overview

Market Size and its Forecast of China's Medical Device Industry from 2013 to 2025


US$100 million
4,000
2,000
0
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023E
2024E
2025E

China's Medical Devices Industry

Market Opportunities

- Industry expansion promoted by China's medical policy reform and new medical infrastructures
- Aging population leading to continuous growth of medical expenditure
- The increase of per capita disposable income and the comprehensive coverage of medical insurance enhancing the payment capacity of medical and health services

Market Challenges

- Access barriers for distribution in foreign markets
- Small scales and weak competitiveness of China's medical device enterprises
- Insufficient investment in R&D of China's medical device enterprises
- Overcoming preferences for foreign medical devices

Source: Southern Institute of Medical Economics, 2023 Report on the Development of China's Medical Device Industry.

See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

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Deep Understanding of the Industry • 42 registered patents, 17 products registered with FDA, 3 products with CE Certification (1) Note: (1) As of the date of this presentation. 15 See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. • Our COO, Baiming Yu, has three - decade experience, which furnish him with wide connections with people working in this industry and a deep understanding of their specific needs for medical devices • A deep understanding of the medical device industry that enables us to develop and manufacture suitable and accommodative products tailored to the market • The PRC subsidiaries have recruited a number of experienced medical professionals with extensive research experience, knowledge of the latest market and clinical needs of medical devices and the ability to develop suitable products to serve the demands efficiently Market - oriented R&D Approach Industry Veteran with Experience

Cost - effective Masks, and Customized and Multifunctional Masks • The PRC subsidiaries upgraded their production equipment. They are able to manufacture more cost - effective products • After transforming the production lines into fully automated ones, and putting automatic headband mask machines into use, the mask production of each production line has increased from 5 , 000 per day to 20 , 000 per day with consistent product quality, and the production cost has decreased Medical Face Masks FFP2 Masks Face Masks KN95 Masks Anesthesia Masks Protection, used by the general public Transfer breathing oxygen gas from a storage tank to the patients’ lungs Protection, used by the general public according to Chinese standard Used to deliver anesthetic gases of oxygen gases. 16 See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Protection, commonly used by healthcare staff Customized and Multifunctional Masks Cost - effective Masks

Wide Distribution Network • Exporting distributors span across 6 continents • Sold the products in 30+ countries 7.20% 7.13% 92.80% 92.87% Oversea Domestic Revenue Disaggregates by Geographic Market • Reach approximately 50 global customers (1) Our Global Presence FY2022 (2) FY2023 (2) 17 Note: (1) As of September 30, 2023. (2) Fiscal year ends September 30. See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Experienced Management Team Shuang Wu Chief Executive Officer, Director Chairman of the Board of Directors • Mr. Wu has extensive managerial and financial experience. • Chief Operating Officer of EZGO Technologies Ltd (Nasdaq: EZGO) from August 2019 to May 2022. • Vice president of Changzhou Hengmao Electricity 2018 to Technology Co., Ltd., from January July 2019. • General Manager of Investment of Shanghai Dafeng Investment Group Co., Ltd. from June 2015 to December 2017. • Financial adviser of Westpac Bank from June 2009 to November 2011. • Bachelor’s degree of finance and master’s degree of business from Massey University. Ningfang Liang Chief Financial Officer • Mr . Liang has been in the financial field and working for U . S . - listed companies for over 15 years . • Manager of Sirius International Insurance Group, a former Nasdaq - listed company (Nasdaq : SG) from December 2008 to June 2011 . • Chief Financial Officer of U . S . public company Tantech Holdings Ltd . (Nasdaq : TANH) from March 2013 to January 2016 . • Chief Financial Officer of U . S . public company China GengSheng Minerals, Inc . (OTCMKTS : CHGS) from June 2011 to February 2013 . • Bachelor’s degree of science from Shanghai University of Finance and Economics and MBA degree from University of Illinois, Urbana - Champaign. • Certified Public Accountant of the states of New Jersey and Illinois. Baiming Yu Chief Operating Officer Director Appointee • Mr . Yu has enriched experience in the field of medicine . • Founder of Hangzhou Shanyou Medical Equipment Co . , Ltd . , one of the PRC subsidiaries, and has been its General Manager since January 2002 . • General Manager of Hangzhou Yuanqi Biotech Co . , Ltd . from January 2012 to December 2018 . • Doctor of The First People’s Hospital of Xiaoshan City from August 1993 to December 2001. • Bachelor’s degree of medicine in anesthesia from the former Zhejiang Medical University, which was merged into Zhejiang University in 1998 . 18 See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Independent Directors

Xiaoyang Li

Independent Director Appointee

- Dr. Li has been working in Ruijin Hospital Affiliated to Shanghai Jiao Tong University School of Medicine since July 2011.
- Attending Physician from June 2016 to November 2020.
- Associate Chief Physician of the hospital since December 2020.
- Master's degree of clinical medicine and doctor's degree of internal medicine from Shanghai Jiao Tong University.

Zhongxuan Li

Independent Director Appointee

- Mr. Li's law practices cover multiple fields, including IPO, merger and acquisition, private equity, foreign direct investment, and commercial arbitration.
- Senior partner of DeHeng Law Office (Shenzhen) since March 2008.
- Attorney of King & Wood Mallesons's Shenzhen office from October 2006 to February 2008.
- Legal manager of department of South Africa of Huawei Technologies Co., Ltd from July 2004 to April 2006.
- Bachelor's degree of law from Lanzhou University, and master's degrees of law from both Northwest University of Political Science and Law and Washington & Lee University.
- Attorney in both the PRC and State of New York.

Robert Johnson

Independent Director Appointee

- Mr. Johnson has over 15 years of experience in tax and finance.
- Financial Controller of BAS Holdings Investments, LLC since February 2020.
- The controller for family office of Lionstone Development, LLC from January 2017 to January 2020.
- The controller for family office of BSL Capital, Inc from June 2010 to June 2015.
- Bachelor's degrees of science in accounting and finance from University of Central Florida, and his MBA degree from University of Miami.
- Certified Management Accountant and Certified Public Accountant.

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See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Growth Strategies Continue to invest in the PRC subsidiaries’ R&D team • We plan to deepen the PRC subsidiaries’ collaboration with medical institutions and invest additional capital in R&D on technology and new product to add new items to the product portfolio Expand the PRC subsidiaries’ sales and distribution network Strengthen the PRC subsidiaries’ quality control system and uphold the commitment to product quality • We plan to cover new geographic markets, especially those of emerging countries, and cultivate new market demands • We plan to actively attend expos, professional forums and seminars to keep informed about market trends • We plan to replace machines having a low degree of accuracy and disqualified suppliers • We plan to organize monthly training for employees in quality control departments • We plan to keep track of developments of international, national, and local product quality standards, laws, and regulations • We plan to increase the frequency of quality inspection ~30% of net proceed plans to be used for R&D ~10% of net proceed plans to be used for sales and distribution ~20% of net proceed plans to be used for increasing production capacity 20 See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights 19.71 13.57 FY2022 FY2023 Revenue US$ Million Revenue Breakdown 53.87% 44.38% 0.54% 1.21% FY2022 FY2023 Mask Medical device other than mask Others Commodity trading 37.53% 58.95% 2.40% 1.12% 21 Note: Fiscal year ended September 30. See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights 2.35 3.23 FY2022 FY2023 22.41% 30.54% FY2022 FY2023 Total Working Capital Gross Profit Margin US$ Million 22 Note: Fiscal year ended September 30. See offering documents for risks and further disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Contacts Issuer: WORK Medical Technology Group LTD Underwriter: Univest Securities, LLC Email: ir@workmedtech.com Tel: +86 - 0571 - 82613568 Address: Building 23, No. 2 Tonghuinan Rd., Xiaoshan District, Hangzhou, China, 311200 Email: info@univest.us Tel: +1 - 212 - 343 - 8888 Address: 75 Rockefeller Plaza, Suite 18C, New York, NY 10019